Selected Financial Data (in thousands except number of employees)	3/31/2022	12/31/2021	3/31/2021	Commentary
Net interest margin	2.89%	2.71%	3.20%	
Adjusted net interest margin (excluding PPP loan balances and PPP interest income/fees)	2.79%	2.62%	3.08%	
PPP average loan balances	$ 166,399	$ 309,474	$ 955,797	
PPP interest income/fees	$ 4,868	$ 5,842	$ 11,411	
Adjusted net interest margin (excluding Qtr/Qtr change in excess funds)	2.73%	2.86%	3.27%	Excess funds were $600 million in April 2020, prior to funding PPP loans. Excess funds were $3.4 billion at 3/31/2022
Qtr/Qtr change in excess funds (due from banks and fed funds sold)	$ (946,586)	$ 830,904	$ 411,000	
Scheduled CD maturities for subsequent quarter	$ 196,528	$ 204,797	$ 171,493	
Average rate scheduled CD maturities for subsequent quarter	0.65%	0.85%	1.08%	
Cost of total deposits, Qtr-End	0.19%	0.20%	0.25%	
Cost of interest-bearing DDAs, Qtr-End	0.24%	0.24%	0.25%	
Cost of interest-bearing deposits, Qtr-End	0.32%	0.32%	0.36%	
Noninterest bearing DDA balances, Qtr-End	$ 4,889,495	$ 4,799,767	$ 3,044,611	
PPP outstanding loan balance, Qtr-End	$ 107,565	$ 230,184	$ 948,234	
PPP loan fees earned QTD	$ 4,453	$ 5,062	$ 9,055	
PPP unaccreted loan fees	$ 3,086	$ 7,195	$ 12,312	
PPP loan forgiveness QTD	$ 122,619	$ 157,541	$ 322,384	
Credit card spend QTD	$ 226,227	$ 223,000	$ 171,496	
Credit card net income QTD	$ 2,372	$ 2,200	$ 1,192	
Merchant services fees QTD	$ 336	$ 376	$ 191	
Mortgage banking income QTD	$ 526	$ 471	$ 2,747	
FDIC insurance QTD	$ 945	$ 800	$ 1,364	
Write down tax credit investment QTD	$ 2,499	$ 6,049	$ 86	Write down of tax credit investment increased non-interest expenses by $2.5 million during the first quarter 2022 but was offset by an income tax reduction of $3.0 million
Salaries & employee benefits QTD	$ 18,301	$ 17,303	$ 15,543	YTD 2022 incentive accruals were $4.5 million compared to $3.7 million for the first quarter of 2021; Salaries increased by $2.8 million Yr/Yr primarily due to our market expansions
Third party processing and other services QTD	$ 5,605	$ 4,856	$ 3,416	Core conversion expenses of $874,000 in the first quarter 2022
Equipment and occupancy expense QTD	$ 2,933	$ 2,910	$ 2,654	
Business meals QTD	$ 429	$ 276	$ 229	
Earnings retention YTD	78%	79%	79%	
Reserve for unfunded commitments, Qtr-End	$ 1,600	$ 1,300	$ 2,800	
Number of employees	519	509	499	
QTD tax rate	18.96%	12.7%	20.18%	
YTD tax rate	18.96%	18.0%	20.18%	

GAAP Reconciliation and Management Explanation of Non-GAAP Financial Measures

This supplemental financial data contains two measures of adjusted net interest margin. Both are non-GAAP measures. We provide net interest margin adjusted to exclude PPP balances, PPP interest income, and PPP fees, and we provide net interest margin adjusted to exclude increases in excess funds over the past quarter. We believe these non-GAAP financial measures provide useful information to management and investors that is supplementary to our financial condition, results of operations and cash flows computed in accordance with GAAP; however, we acknowledge that these non-GAAP financial measures have a number of limitations. As such, you should not view these disclosures as a substitute for results determined in accordance with GAAP, and they are not necessarily comparable to non-GAAP financial measures that other companies, including those in our industry, use. The following reconciliation table provides a more detailed analysis of the non-GAAP financial measures as of and for the comparative periods presented in this press release. Dollars are in thousands.

	At March 31, 2022		At December 31, 2021		At March 31, 2021	
Net Interest Margin - GAAP		2.89%		2.71%		3.20%
Net Interest Income - GAAP	$	105,722	$	101,150	$	92,365
Adjustments:						
PPP Interest Income & Fee Accretion		(4,868)		(5,842)		(11,411)
Adjusted Net Interest Income - non-GAAP		100,854		95,308		80,954
Average interest-earning assets		14,836,882		14,806,241		11,699,477
Adjustments:						
Average PPP loan balances		(166,399)		(309,474)		(955,797)
Adjusted average interest-earning assets	$	14,670,483	$	14,496,767	$	10,743,680
Adjusted Net Interest Margin - non-GAAP		2.79%		2.62%		3.08%
Net Interest Margin - GAAP		2.89%		2.71%		3.20%
Net Interest Income - GAAP	$	105,722	$	101,150	$	92,365
Adjustments:						
Interest earned on excess funds		(2,288)		(1,485)		(556)
Adjusted Net Interest Income - non-GAAP		103,434		99,665		91,809
Average interest-earning assets		14,836,882		14,806,241		11,699,477
Adjustments:						
Increase in quarterly average excess funds		946,586		(830,904)		(411,000)
Adjusted average interest-earning assets	$	15,783,468	$	13,975,337	$	11,288,477
Adjusted Net Interest Margin - non-GAAP		2.73%		2.86%		3.27%